As filed with the Securities and Exchange Commission on May 1, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US FOODS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	26-0347906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9399 W. Higgins Road, Suite 100
Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

US FOODS HOLDING CORP. 2019 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Kristin M. Coleman, Esq.

Executive Vice President, General Counsel and Chief Compliance Officer

US Foods Holding Corp.

9399 W. Higgins Road, Suite 100

Rosemont, Illinois 60018

Telephone: (847) 720-8000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John P. Kelsh, Esq.

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Telephone: (312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	14,470,539 shares	$36.31	$525,425,271.09	$63,681.54

(1)

US Foods Holding Corp. is registering an aggregate of 14,470,539 shares of common stock, par value $0.01 per share (the “Common Stock”), for issuance under the US Foods Holding Corp. 2019 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that become offered or issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Common Stock.

(2)

The shares of the Common Stock are to be offered at prices not presently determinable. The offering price is estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of a share of the Common Stock on April 25, 2019, as reported on the New York Stock Exchange.

(3)

The aggregate offering price is estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of a share of the Common Stock on April 25, 2019, as reported on the New York Stock Exchange.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by US Foods Holding Corp., a Delaware corporation (the “Registrant”), for the purpose of registering 14,470,539 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant that may be issued under the US Foods Holding Corp. 2019 Long-Term Incentive Plan (the “Plan”), which became effective on May 1, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 are not required to be filed, and are not being filed, with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and will be delivered to participants in the Plan in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018, filed with the Commission on February 14, 2019 (File No. 001-37786); and

(2)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 23, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description (File No. 001-37786).

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the respective dates of the filing of such documents (such documents, together with the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that documents or information deemed to have been furnished and not filed by the Registrant shall not be incorporated by reference into this Registration Statement.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Kristin M. Coleman, Executive Vice President, General Counsel and Chief Compliance Officer of the Registrant, has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement. Ms. Coleman is an employee of the Registrant and is eligible to participate in the Plan. Ms. Coleman beneficially owns or has rights to acquire less than one percent of the outstanding shares of the Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Registrant’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Registrant’s Third Amended and Restated Bylaws (the “Bylaws”) or any agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Registrant shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors of the Registrant pursuant to the applicable terms set forth in the Bylaws. Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Certificate of Incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The Certificate of Incorporation provides that the Registrant must indemnify and advance expenses to its directors to the fullest extent permitted by the DGCL, provided that, subject to certain conditions set forth in the Bylaws, the Registrant will not be obligated to indemnify or advance expenses to a director of the Registrant in respect of any action, suit or proceeding (or part thereof) unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors of the Registrant. The Bylaws further provide that, to the fullest extent permitted by the DGCL and other applicable law, the Registrant (i) must indemnify its officers and any director or officer of the Registrant who is party to or is threatened to be made party to any action, suit or proceeding by reason of the fact that he or she is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee, manager or agent of another corporation or enterprise and (ii) may indemnify any present or former employee or agent of the Registrant. The Bylaws also expand upon the Certificate of Incorporation by permitting the Registrant to advance expenses incurred by an officer of the Registrant in defending any proceeding, provided that such officer repay the advanced amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

The Bylaws provide that the Registrant will purchase and maintain standard policies of insurance that provide coverage to its directors and officers (or any person serving at the request of the Registrant as a director of officer of another corporation or enterprise) against any liability incurred by him or her or on his or her behalf arising out of his or her status as a director or officer, regardless of whether the Registrant would otherwise have the power to indemnify such person against such liability pursuant to the Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of US Foods Holding Corp., effective as of May 4, 2018 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on May 7, 2018 (File No. 001-37786)).

4.2	Third Amended and Restated Bylaws of US Foods Holding Corp., effective as of May 4, 2018 (incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed with the Commission on May 8, 2018 (File No. 001-37786)).

4.3	US Foods Holding Corp. 2019 Long-Term Incentive Plan, effective as of May 1, 2019 (incorporated herein by reference to Appendix B to the Definitive Proxy Statement filed with the Commission on March 20, 2019 (File No. 001-37786)).

5.1*	Opinion of Kristin M. Coleman, Esq.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Kristin M. Coleman, Esq. (included as part of Exhibit 5.1 hereto).

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the foregoing paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on May 1, 2019.

US FOODS HOLDING CORP.

By	/s/ Kristin M. Coleman
Name	Kristin M. Coleman, Esq.
Title	Executive Vice President, General Counsel and Chief Compliance Officer

Each person whose signature appears below hereby severally constitutes and appoints Pietro Satriano and Kristin M. Coleman, and each of them acting singly, as his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and re-substitution, to sign for him or her and in his or her name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them acting singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Pietro Satriano Pietro Satriano	Chairman and Chief Executive Officer (Principal Executive Officer)	May 1, 2019

/s/ Dirk J. Locascio Dirk J. Locascio	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 1, 2019

/s/ Cheryl A. Bachelder Cheryl A. Bachelder	Director	May 1, 2019

/s/ Court D. Carruthers Court D. Carruthers	Director	May 1, 2019

/s/ Robert M. Dutkowsky Robert M. Dutkowsky	Director	May 1, 2019

/s/ Sunil Gupta Sunil Gupta	Director	May 1, 2019

/s/ John A. Lederer John A. Lederer	Director	May 1, 2019

/s/ Carl Andrew Pforzheimer Carl Andrew Pforzheimer	Director	May 1, 2019

/s/ David M. Tehle David M. Tehle	Director	May 1, 2019

/s/ Ann E. Ziegler Ann E. Ziegler	Director	May 1, 2019